Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Rod Shriver, VP and Controller	Joe Hassett, SVP Investor Relations
(856) 768-4930, ext. 124	(610) 642-8253
A.C. Moore Completes a $10.0 Million Private Placement
Berlin, New Jersey, May 27, 2009 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) (the “Company”) today announced that the Company completed a $10.0 million private placement pursuant to which it issued 4,000,000 shares of the Company’s common stock priced at $2.50 per share. The Company will use the proceeds for general working capital purposes.
Rick A. Lepley, A.C. Moore’s Chief Executive Officer, said, “We are excited to have completed this transaction, especially in light of current market conditions. We believe it demonstrates a vote of confidence in A.C. Moore and our new Nevada store model.”
Glenhill Special Opportunities Master Fund LLC, an affiliate of Glenhill Capital Management, LLC, a shareholder of the Company prior to this transaction, was the purchaser of the shares.
About A.C. Moore:

A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 133 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, our ability to increase the number of stores we operate and the profitability of existing stores, how well we manage our growth, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the impact of the threat of terrorist attacks and war and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.